Exhibit 99.1

Outset Medical Reports Unaudited Fourth Quarter and 2023 Revenue, Provides 2024 Revenue and non-GAAP Gross Margin Guidance

San Jose, CA January 8, 2024 – Outset Medical, Inc. (Nasdaq: OM) (“Outset”), a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis, today reported unaudited revenue for the fourth quarter and fiscal year ended December 31, 2023, and provided 2024 financial guidance.

Unaudited Fourth Quarter and Year End Results, and Recent Highlights

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Revenue in the fourth quarter totaled $30.5 million, bringing revenue for 2023 to $130 million, a 13% increase compared to $115 million in 2022.
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Period-end installed base increased 34% year-over-year to approximately 5,350 Tablo® Hemodialysis Systems, including approximately 4,050 with acute- and sub-acute care providers and 1,300 with home providers.
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Consumable revenue grew nearly 50% year-over-year driven by strong utilization of Tablo consoles in the acute and home settings, and contributing to recurring revenue of more than 50% of total revenue in 2023.
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On January 2, the Company reported borrowing $66.5 million under its term loan agreements with SLR Investment Corp., adding to its balance as of December 31, 2023 of $207 million in cash, cash equivalents, short-term investments and restricted cash. With this additional funding, Outset’s cash position is now approximately $270 million.

“We enter 2024 with a truly differentiated offering, scale in the acute setting, recurring revenue exceeding 50% of total revenue for the year and a strengthened balance sheet to fund our continued growth,” said Leslie Trigg, Chair and Chief Executive Officer of Outset. “As the only fully integrated mobile dialysis device, Tablo’s value continues to resonate with providers and patients from the ICU to the home.”

2024 Guidance

Outset expects 2024 revenue to be between $145 million to $153 million, growing 12% to 18% over unaudited revenue for 2023 based on the assumptions previously disclosed. Non-GAAP gross margin is expected to expand to the low-30% range for the full year 2024 and exit the year in the mid-30% range for the fourth quarter of 2024.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the Company’s unaudited results of operations, including fourth quarter and full year 2023 revenue, statements about possible or assumed future results of operations and financial position, including expectations regarding projected revenues and non-GAAP gross margin, profitability and outlook; statements regarding the Company’s overall business strategy, plans and objectives of management; the Company’s expectations regarding the market sizes and growth potential for Tablo and the total addressable market opportunities for Tablo, continued execution of the Company’s initiatives designed to expand gross margins; the Company’s ability to respond to and resolve any reports, observations or other actions by the Food and Drug Administration or other regulators in a timely and effective manner; as well as the Company’s expectations regarding the impact of macroeconomic factors on the Company, its customers and suppliers. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Factors that could cause actual results or other events to differ materially from those contemplated in this press release can be found in the Risk Factors section of the Company’s public filings with the Securities and Exchange Commission, including its latest annual and quarterly reports. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of their date and, except to the extent required by law, the Company undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Certain financial information contained in this press release is preliminary, unaudited, and subject to change or adjustment in connection with the completion of the Company’s quarter and year-end closing processes and the preparation of its audited financial statements for the fiscal quarter and year ended December 31, 2023, which will be contained in the Company’s related Annual Report on Form 10-K.

About Outset Medical, Inc.

Outset is a medical technology company pioneering a first-of-its-kind technology to reduce the cost and complexity of dialysis. The Tablo® Hemodialysis System, FDA cleared for use from the hospital to the home, represents a significant technological advancement that transforms the dialysis experience for patients and operationally simplifies it for providers. Tablo serves as a single enterprise solution that can be utilized across the continuum of care, allowing dialysis to be delivered anytime, anywhere and by anyone. The integration of water purification and on-demand dialysate production enables Tablo to serve as a dialysis clinic on wheels, with 2-way wireless data transmission and a proprietary data analytics platform powering a new holistic approach to dialysis care. Tablo is a registered trademark of Outset Medical, Inc.

Contact

Jim Mazzola

Vice President, Investor Relations

jmazzola@outsetmedical.com